Exhibit 99.1

UNIVERSAL ORLANDO ANNOUNCES $625,000,000 HIGH-YIELD OFFERING

ORLANDO, FLORIDA (October 20, 2009) – Universal City Development Partners, Ltd. (d/b/a “Universal Orlando”) today announced its intent to offer to qualified purchasers pursuant to Rule 144A, subject to market and other conditions, $400 million principal amount of Senior Unsecured Notes due 2015 and $225 million principal amount of Senior Subordinated Notes due 2016 in a private placement. The proceeds of the proposed offering, together with $900 million of borrowings under Universal Orlando's senior secured credit facilities, will be used by Universal Orlando to purchase, redeem or otherwise retire all of its outstanding 11 3/4% senior notes due 2010 and to pay dividends and deferred special fees to Universal Orlando's direct parent companies in a sufficient amount so that they can purchase, redeem or otherwise retire all of their outstanding 8 3/8% senior notes due 2010 and floating rate senior notes due 2010 and to pay fees and expenses related thereto.

The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes will not be registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.